Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2020 Results

Irvine, CA, November 5, 2020 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) announces its financial results for the quarter ended September 30, 2020.

For the third quarter of 2020, the Company reported net earnings of $1.6 million, or $0.08 per diluted common share, as compared to net earnings of $1.4 million, or $0.07 per diluted common share, for the third quarter of 2019.

For the third quarter of 2020, the Company reported core earnings of $4.4 million, or $0.21 per diluted common share, as compared to core earnings of $7.9 million, or $0.37 per diluted common share, for the third quarter of 2019.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Core earnings (loss) is a financial measurement that is calculated by adjusting generally accepted accounting principles (“GAAP”), operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (“MSRs”), and non-recurring expenses. The Company believes core earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Core earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Nine Months Ended
(in thousands, except share data)	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2020	2020	2019	2020	2019
Revenues:
Gain (loss) on sale of loans, net	$19,261	$1,451	$31,073	$(7,451)	$72,759
Servicing fees, net	(125)	1,352	3,465	3,733	9,970
Loss on mortgage servicing rights, net	(133)	(8,443)	(9,755)	(26,885)	(25,264)
Real estate services fees, net	332	293	921	1,018	2,534
Other	143	1,289	71	1,495	258
Total revenues	19,478	(4,058)	25,775	(28,090)	60,257
Expenses:
Personnel expense	11,186	7,774	18,725	39,624	47,186
Business promotion	104	74	1,292	3,307	6,228
General, administrative and other	4,828	6,617	5,619	18,418	16,126
Total expenses	16,118	14,465	25,636	61,349	69,540
Operating earnings (loss):	3,360	(18,523)	139	(89,439)	(9,283)
Other income (expense):
Net interest income	720	781	2,490	4,429	6,829
Change in fair value of long-term debt	(1,127)	(4,208)	304	3,701	958
Change in fair value of net trust assets	(1,349)	(864)	(1,724)	(4,596)	(5,866)
Total other (expense) income	(1,756)	(4,291)	1,070	3,534	1,921
Earnings (loss) before income taxes	1,604	(22,814)	1,209	(85,905)	(7,362)
Income tax expense (benefit)	4	15	(230)	55	(62)
Net earnings (loss )	$1,600	$(22,829)	$1,439	$(85,960)	$(7,300)
Other comprehensive earnings (loss):
Change in fair value of mortgage-backed securities	—	—	107	—	120
Change in fair value of instrument specific credit risk	362	2,186	72	(525)	436
Total comprehensive earnings (loss)	$1,962	$(20,643)	$1,618	$(86,485)	$(6,744)

Diluted weighted average common shares	21,256	21,230	21,259	21,249	21,179
Diluted earnings (loss) per share	$0.08	$(1.08)	$0.07	$(4.05)	$(0.34)

The third quarter of 2020 results continued to be significantly impacted by the effects of the pandemic, which ultimately led to a temporary suspension of our lending activities during the second quarter. While we undertook a number of efforts to substantially reduce leverage and improve liquidity during the second quarter, we did not re-engage lending activities until June 2020, which resulted in a challenging re-engagement. As a result of the historically low interest rate environment, the competition for talent has continued to be a binding constraint not only for us as we re-engage in lending, but also industry wide.

While we continue to maintain a defensive posture due to the significant risks still present in the marketplace, we announced on June 4, 2020, that we re-engaged lending activities, initially focusing on government-sponsored enterprises (“GSEs”), Federal Housing Administration (“FHA”) and Veterans Affairs (“VA”) lending. During the fourth quarter of 2020, we have re-engaged lending activities in the Non-Agency jumbo and non-qualified mortgage (“NonQM”) product market.

Net earnings for the three months ended September 30, 2020, increased as compared to the three months ended September 30, 2019, as a result of a reduction in operating expenses, partially offset by a reduction of revenues as a result of a decrease in gain on sale of loans, net. During the three months ended September 30, 2020, operating expenses (personnel, business promotion and general, administrative and other) decreased to $16.1 million from $25.6 million as compared to the same period in 2019, as a result of our temporary suspension of lending activities during the second quarter of 2020. Gain on sale of loans, net for the third quarter of 2020 declined significantly as compared to the third quarter of 2019, as a result of a decrease in mortgage loans originated and sold. For the three months ended September 30, 2020, we originated and sold $418.5 million and $303.1 million of loans, respectively, as compared to $1.6 billion and $1.0 billion of loans originated and sold, respectively, during the same period in 2019. Despite the decline in mortgage origination volumes during the third quarter of 2020, margins increased to approximately 460 basis points (“bps”) as compared to 190 bps for the same period in 2019. The increase in margins was a result of the historically low mortgage interest rate environment during the third quarter of 2020 which led to wider gain on sale margins as compared to 2019. Additionally, other income decreased due to a decrease in net interest spread as a result of the current interest rate environment and an increase in fair value losses on our long-term debt due to an increase in forward LIBOR, partially offset by a decrease in loss on change in fair value of net trust assets, including REO trust losses.

Total expenses decreased by $9.5 million, or 37%, to $16.1 million for the three months ended September 30, 2020, compared to $25.6 million for the comparable period in 2019. Personnel expense decreased by $7.5 million to $11.2 million for the three months ended September 30, 2020 as compared to the same period in 2019. The decrease is primarily related to the aforementioned temporary pause in lending during the three months ended June 30, 2020. In mid-March, we undertook a series of actions to help ensure the safety and productivity of our employees and help prevent the spread of COVID-19 among our workforce. Substantially all of our employees have been working remotely since March 16, 2020. As a result of the temporary pause in lending, we furloughed a significant amount of our workforce, which resulted in average headcount decreasing 41% for the three months ended September 30, 2020 as compared to the same period in 2019. Although personnel expense decreased during the three months ended September 30, 2020, it increased to 267 bps of fundings as compared to 114 bps for the comparable 2019 period. This increase is the result of competition for talent, which has continued to be a binding constraint not only for us as we re-engage in lending, but also industry wide.

Business promotion decreased $1.2 million to $104 thousand for the three months ended September 30, 2020 as compared to $1.3 million for the same period in the prior year. Business promotion decreased as a result of the aforementioned temporary pause in lending during the three months ended June 30, 2020. As we have re-engaged lending, business promotion has remained low as compared to prior periods as a result of the current interest rate environment, which requires significantly less business promotion to source leads. We will continue to source leads through digital campaigns, which allow for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

General, administrative and other expenses decreased to $4.8 million for the three months ended September 30, 2020, compared to $5.6 million for the same period in 2019. The decrease was primarily related to: (1) $242 thousand decrease in data processing as compared to the third quarter of 2019 as a result of the reduction in origination volume; (2) occupancy expense decreased $154 thousand as compared to the third quarter of 2019 as a result of the consolidation of one floor of our corporate office in the first quarter of 2020; and (3) general, administrative and other expenses as well as legal and professional fees decreased $311 thousand and $84 thousand, respectively, as a result of the reduction in origination volume due to our temporary pause in lending as compared to the third quarter of 2019.

Origination Data
(in millions)
Total Originations	Q3 2020	Q2 2020	% Change	Q3 2019	% Change
Retail	$412.3	$1.9	21600%	$1,386.1	-70%
Correspondent	$0.0	$0.2	-100%	$57.9	-100%
Wholesale	$6.2	$0.0	n/a	$192.3	-97%
Total Originations	$418.5	$2.1	19829%	$1,636.3	-74%

During the third quarter of 2020, total originations were $418.5 million as compared to $2.1 million in the second quarter of 2020 and $1.6 billion in the third quarter of 2019. The overall reduction in originations as compared to the third quarter of 2019, was the result of our temporary suspension of lending activities due to the uncertainty caused by the COVID-19 pandemic.

We entered 2020 building on the strong momentum gained over the past year repositioning the Company and focusing on our core NonQM lending business. During the first quarter of 2020, prior to the disruption caused by the pandemic, we originated $261.6 million in NonQM loans and were on pace to exceed our fourth quarter 2019 NonQM originations. As financial markets became dislocated in March 2020, spreads widened substantially on credit assets due to potential COVID-19 pandemic related payment delinquencies and forbearances, causing a severe decline in the values assigned by investors and counterparties for NonQM assets. As a result, we ceased originating NonQM loans in the beginning of April 2020 as the decline in value of NonQM loans increased the cost and liquidity to finance the product, reduced the ability to finance additional NonQM loans with lenders as well as diminished stable capital markets distribution exits.

Despite our current pause originating NonQM loans, we still believe there is an underserved mortgage market for borrowers with good credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau. The third quarter of 2020 saw the reemergence of the NonQM market including capital markets distribution exits for the product. During the fourth quarter of 2020, we have re-engaged lending activities in the NonQM product market. The reemergence of the NonQM market has been defined by products that fit within a much tighter credit box, which is where our NonQM originations have been historically. We believe the historical quality, consistency and performance of our loans has been demonstrated through the issuance of four securitizations since 2018. All four securitizations were 100% backed by Impac NonQM collateral with the senior tranches receiving AAA ratings.

The mortgage servicing portfolio decreased to $824 thousand at September 30, 2020 as compared to $4.9 billion at December 31, 2019 and $6.2 billion at September 30, 2019. The decrease in the mortgage servicing portfolio was primarily due to the sale of $4.2 billion in UPB of Freddie Mac and GNMA MSRs in the second and third quarters of 2020. Throughout 2019 and into 2020, we continued to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors.

The servicing portfolio generated net servicing expense of $125 thousand in the third quarter of 2020, a 104% decrease over the net servicing fees of $3.5 million in the third quarter of 2019, as a result of the aforementioned servicing sale as well as a portfolio runoff caused by the decrease in mortgage interest rates which began in 2019. The sale of MSRs during 2020, will result in net servicing expense going forward as a result of a small balance servicing portfolio as well as interim servicing costs. For the three months ended September 30, 2020, loss on sale of MSRs, net was $133 thousand compared to a loss of $9.8 million in the comparable 2019 period. As previously discussed, in the third quarter of 2020, we sold $136.7 million in UPB of GNMA MSRs and recorded a $128 thousand loss on the sale of MSRs slightly offset by a reduction in expenses associated with the previous Freddie Mac servicing sale. Additionally, for the three months ended September 30, 2020, we recorded an $18 thousand loss from a change in fair value of MSRs primarily due to changes in fair value associated with changes in voluntary prepayments as a result of the current interest rate environment.

Summary Balance Sheet	September 30,	December 31,
(in thousands, except per share data)	2020	2019
ASSETS
Cash	$55,439	$24,666
Mortgage loans held-for-sale	147,294	782,143
Mortgage servicing rights	-	41,470
Securitized mortgage trust assets	2,206,953	2,634,746
Other assets	59,622	63,254
Total assets	$2,469,308	$3,546,279

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$142,236	$701,563
Debt	67,795	70,430
Securitized mortgage trust liabilities	2,190,796	2,619,210
Other liabilities	51,299	50,839
Total liabilities	2,452,126	3,442,042
Total equity	17,182	104,237
Total liabilities and stockholders’ equity	$2,469,308	$3,546,279

Book value per share	$0.81	$4.90
Tangible Book value per share	$0.81	$4.90

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “The results for the third quarter of 2020 evidence the resiliency of our business model, as the Company achieved positive GAAP and Core Earnings for the first time since the third quarter of 2019. The aggressive deleverage of the Company’s balance sheet in the second quarter of this year, in response to market dislocations attendant with the COVID-19 pandemic, protected liquidity and permitted the Company to successfully recreate positive cash flow and to organically grow book value. The momentum we carry into the fourth quarter is a tribute to the dedication of our work force and to the continued support of our stakeholders.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net earnings (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core earnings (loss), is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net earnings (loss):

	For the Three Months Ended			For the Nine Months Ended
Core Earnings (Loss)	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share data)	2020	2020	2019	2020	2019
Net earnings (loss) before tax:	$1,604	$(22,814)	$1,209	$(85,905)	$(7,362)
Change in fair value of mortgage servicing rights	115	7,200	5,264	22,608	15,853
Change in fair value of long-term debt	1,127	4,208	(304)	(3,701)	(958)
Change in fair value of net trust assets, including trust REO gains	1,349	864	1,724	4,596	5,866
Legal settlements and professional fees, for legacy matters	—	—	—	—	50
Legacy corporate-owned life insurance	251	176	—	427	—
Severance	—	—	—	—	539
Core earnings (loss) before tax	$4,446	$(10,366)	$7,893	$(61,975)	$13,988

Diluted weighted average common shares	21,256	21,230	21,259	21,249	21,179
Diluted core earnings (loss) per common share before tax	$0.21	$(0.49)	$0.37	$(2.92)	$0.66

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share data)	2020	2020	2019	2020	2019
Diluted earnings (loss) per common share	$0.08	$(1.08)	$0.07	$(4.05)	$(0.34)
Adjustments:
Income tax benefit	—	—	(0.01)	—	—
Change in fair value of mortgage servicing rights	0.01	0.34	0.24	1.06	0.75
Change in fair value of long-term debt	0.05	0.20	(0.01)	(0.17)	(0.05)
Change in fair value of net trust assets, including trust REO gains	0.06	0.04	0.08	0.22	0.27
Legal settlements and professional fees, for legacy matters	—	—	—	—	—
Legacy corporate-owned life insurance	0.01	0.01	—	0.02	—
Severance	—	—	—	—	0.03
Diluted core earnings (loss) per common share before tax	$0.21	$(0.49)	$0.37	$(2.92)	$0.66

Conference Call

The Company will hold a conference call on November 5, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 3043369, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak of the novel coronavirus, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; ability to successfully re-engage in lending activities; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com